                                  Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of United Bankshares, Inc. and Subsidiaries of our report dated February 16, 2001, included in the 2000 Annual Report to Shareholders of United Bankshares, Inc. and Subsidiaries

     We also consent to the incorporation by reference in the Registration Statements pertaining to the Incentive Stock Option Plan (Form S-8, No. 33-22941) and the Savings and Stock Investment Plan (Form S-8, No. 33-32522) of United Bankshares, Inc. of our report dated February 16, 2001, with respect to the consolidated financial statements of United Bankshares, Inc. and Subsidiaries incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2000.



                                                  /s/ ERNST & YOUNG LLP



Charleston, West Virginia
March 28, 2001

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